EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-41567 on Form S-8, filed on December 5, 1997, Registration Statement No. 333-98051 on Form S-8, Filed on August 14, 2002, and Amendment No. 5 to Registration Statement No. 333-112299 on Form S-3, filed on September 20, 2004, of Prolong International Corporation (“the Company”) of our report dated April 13, 2005, which includes an explanatory paragraph regarding our substantial doubt of the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-KSB of Prolong International Corporation for the year ended December 31, 2004.

HASKEL & WHITE LLP

Irvine, California

April 13, 2005